Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

1347 Property Insurance Holdings, Inc.

Tampa, FL

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-225362 and 333-19500) of 1347 Property Insurance Holdings, Inc. of our report dated March 20, 2019, relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ BDO USA LLP

Grand Rapids, Michigan

March 20, 2019